EXHIBIT 4.3

REVOLVING CREDIT NOTE

Principal Amount: Up to $1,250,000	Issuance Date: November 15, 2013

For value received, the undersigned, AXION INTERNATIONAL HOLDINGS, INC., a Colorado corporation (“Parent”), AXION INTERNATIONAL, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“AXI”), and AXION RECYCLED PLASTICS INCORPORATED, an Ohio corporation and a wholly-owned subsidiary of AXI (together with Parent and AXI, “Borrowers”), hereby promise to pay to the order of MLTM Lending, LLC (“Lender”) or its assigns, as further provided herein, the principal amount of up to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) or so much thereof as has been advanced and remains unpaid under the Agreement referred to in Section 1 hereof, together with interest on the unpaid principal balance from time to time outstanding hereunder until paid in full at the rates and in the manner determined in accordance with the provisions hereof and of the Agreement, subject to the terms of the Agreement.

Section 1. Revolving Credit Agreement. This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Revolving Credit and Letter of Credit Support Agreement dated as of the date hereof, among Borrowers, Lender and the other lenders identified on the signature page thereto, as the same may be amended, modified or supplemented from time to time (the “Agreement”), which Agreement is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement. This Revolving Credit Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for repayments and reborrowings on account of the principal hereof prior to maturity upon the terms, conditions and provisions specified.

Section 2. Interest.  Each Loan shall bear interest on the outstanding principal amount, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Interest Rate for such day; provided, however, that following an Event of Default, each Loan shall bear interest at the Post-Default Rate.

[Signature page follows]

IN WITNESS WHEREOF, Borrowers have caused this Revolving Credit Note to be executed on the date above stated.

BorrowerS:

AXION INTERNATIONAL HOLDINGS, INC.

By: /s/ Steve Silverman

Name: Steve Silverman

Title: Chief Executive Officer

AXION INTERNATIONAL, INC.

By: /s/ Steve Silverman

Name: Steve Silverman

Title: Chief Executive Officer

AXION Recycled Plastics Incorporated

By: /s/ Steve Silverman

Name: Steve Silverman

Title: Chief Executive Officer

Signature Page to Revolving Credit Note